UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_______________

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

CORRECTIONAL SERVICES CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	11-3182580
(State of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1819 Main Street, Suite 1000, Sarasota, Florida	34326
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☑

Securities Act registration statement file number to which this form relates:
(If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered		Name of Each Exchange on Which Each Class is to be Registered
NOT APPLICABLE

Securities to be registered pursuant to Section 12(g) of the Act:

RIGHTS TO PURCHASE SERIES A PARTICIPATING PREFERRED STOCK,

$.01 PAR VALUE PER SHARE, OF THE REGISTRANT

Item 1.	Description of Registrant’s Securities to be Registered.

The Board of Directors of Correctional Services Corporation (the “Company”) has approved the First Amendment, dated as of July 13, 2005, to the Rights Agreement (the “Rights Agreement”), dated as of January 11, 2000, by and between the Company and American Stock Transfer & Trust Company, as rights agent (the “Amendment”). The Rights were previously registered on a Form 8-A on January 11, 2000.

The Board of Directors of the Company approved the Amendment in anticipation of entering into an Agreement and Plan of Merger (the “Merger Agreement”) by and among The GEO Group, Inc. (“GEO”), GEO Acquisition, Inc. (“Merger Sub”) and the Company providing for the merger of Merger Sub with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of GEO (the “Merger”). The Amendment (i) expressly exempts GEO and Merger Sub from the definition of “Acquiring Person” and (ii) includes the Merger and related transactions under the definition of “Permitted Offer” under the Rights Agreement. The parties entered into the Merger Agreement on July 14, 2005.

A complete copy of the Amendment is attached hereto as Exhibit 4.1 and is incorporated herein by reference. A copy of the Rights Agreement is incorporated herein by reference to Exhibit 4.1(a) to the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on January 11, 2000.

Item 2.	Exhibits.

Number	Exhibit

4.1	Amendment, dated as of July 13, 2005, to the Rights Agreement, dated as of January 11, 2000, by and between the Company and American Stock Transfer & Trust Company, as rights agent.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

CORRECTIONAL SERVICES CORPORATION

By:	/s/ Bernard A. Wagner
	Name:	Bernard A. Wagner
	Title:	Senior Vice President and Chief Financial Officer

Dated: July 21, 2005

INDEX OF EXHIBITS

Number	Exhibit

4.1	Amendment, dated as of July 13, 2005, to the Rights Agreement, dated as of January 11, 2000, by and between the Company and American Stock Transfer & Trust Company, as rights agent.